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                [Letterhead of Tory Tory DesLauriers & Binnington]

                                                                    May __, 1999

The Board of Directors
Capital Environmental Resource Inc.
1005 Skyview Drive
Burlington, Ontario
L7P 5B1

            RE: OFFERING OF 4,312,500 SHARES OF COMMON STOCK PURSUANT TO REGISTRATION STATEMENT ON FORM F-1

Ladies and Gentlemen:

            We have acted as special Canadian counsel to Capital Environmental Resource Inc. (the "Corporation") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") of a Registration Statement on Form F-1 (the "Registration Statement") relating to the public offering (the "Public Offering") by the Corporation and certain selling shareholders of an aggregate of 4,312,500 common shares of the Corporation (including 562,500 shares subject to an over-allotment option) (the "Shares").

            We have made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and of such other certificates, documents and records as we have considered necessary or relevant for the purposes of the opinions hereinafter expressed, including:

      (a)   the articles and by-laws of the Corporation; and

      (b) all minutes of meetings of the shareholders and directors of the Corporation and of committees of the board of directors of the Corporation contained in the books of the Corporation and resolutions of the directors of the Corporation authorizing, among other things, the issue of the Shares.

            For the purpose of the opinion provided below, we have assumed (i) that the Shares will be issued at a price greater than U.S.$13.00, (ii) that the offering committee (the "Offering Committee") of the board of directors of the Corporation has approved the Public Offering and the other terms and conditions thereof, and (iii) that the Public Offering has been completed on such other terms and conditions established by the Offering Committee.

            Based on the foregoing, we are of the opinion that all necessary corporate action has been taken by the Corporation to validly issue the Shares and (in the case of the Shares to be issued and sold by the Corporation), when issued and paid for as contemplated by the Registration Statement, the Shares will be duly and validly issued as fully paid and non-assessable shares.
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            In addition to providing the above opinion, we have been retained by you to pass on some other matters of Canadian law as noted in the Registration Statement on page 72 under the heading "Legal Matters". We note that our name is also specifically referred to on page 14 in connection with information relating to the enforcement of civil liabilities contained under the heading "Risk Factors" and on page 65 in connection with the information contained under the heading "Tax Consequences".

            We hereby consent to the aforesaid references to our advice and opinion and also consent to the inclusion of this consent in the Registration Statement to be filed under the Act. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "expert" as used in the Act or the rules and regulations thereunder.